Exhibit 10.1
Settlement Agreement
WHEREAS, as of April 12, 2021, Cardlytics, Inc. (“Cardlytics”), Mr. T Merger Sub, Inc., and Bridg, Inc. (“Bridg”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Cardlytics acquired Bridg;
WHEREAS, Shareholder Representative Services LLC (the “Stockholder Representative”) is a party to the Merger Agreement solely in its capacity as a representative, agent, and attorney-in-fact of the “Company Security Holders” of Bridg, as that term is defined in the Merger Agreement;
WHEREAS, Section 1.15 of the Merger Agreement provides for certain earnout payments to be made to the Company Security Holders contingent on the satisfaction of certain terms, namely the “First Anniversary Payment Amount” and the “Second Anniversary Payment Amount,” as those terms are defined in the Merger Agreement (together, the “Earnout Payment Amounts”);
WHEREAS, disputes have arisen between Cardlytics, on the one hand, and the Stockholder Representative, on the other hand, (collectively, the “Parties”) concerning whether and to what extent the Earnout Payment Amounts are owed to the Company Security Holders;
WHEREAS, on May 16, 2023, Cardlytics filed an action against the Stockholder Representative (solely in its capacity as representative, agent, and attorney-in-fact of the Company Security Holders) in the Delaware Court of Chancery concerning certain disputes between them, captioned Cardlytics, Inc. v. Shareholder Representative Services, LLC, C.A. No. 2023-0531-MAA (the “Action”);
WHEREAS, the Parties engaged a mediator to facilitate a settlement of their disputes;
WHEREAS, effective as of January 11, 2024, the Parties executed a binding term sheet for purposes of settling all disputes between them (the “Binding Term Sheet”), subject to satisfying the conditions set forth in Paragraph 1 thereof;
WHEREAS, all conditions set forth in Paragraph 1 of the Binding Term Sheet have since been satisfied;
NOW, THEREFORE, the Parties herein enter into this settlement agreement (the “Settlement Agreement”) containing the following terms:
1.Settlement Consideration. In consideration of the other terms of this Settlement Agreement, Cardlytics shall:
(a)    pay cash in the amount of twenty million dollars ($20,000,000) within five (5) days of executing the Settlement Agreement to the Paying Agent, as that term is defined in the Merger Agreement, for distribution to the Company Security Holders, except for the portion of which is owed to employee optionholders (as identified in Exhibit A), which shall be paid via Cardlytics payroll in accordance with the Merger Agreement section 1.7, or via other employee payroll service, with all fees for such payroll service and all employer payroll taxes to be paid by Cardlytics;
(b)    issue three million six-hundred thousand (3,600,000) unrestricted shares of Cardlytics common stock to the Company Security Holders within ten (10) days of executing the Settlement Agreement;
(c)    pay cash in the amount of three million dollars ($3,000,000) by January 31, 2025, with payment to be made in accordance with the language of subsection 1(a) above;
(d)    pay cash in the amount of two million dollars ($2,000,000) by June 30, 2025, with payment to be made in accordance with the language of subsection 1(a) above; and,
(e)    with respect to each of the items described in subsections (a)-(d) above, Cardlytics shall make such payments and issue such shares in amounts as set forth in the allocation schedule attached to this Settlement Agreement as Exhibit A.

Exhibit 10.1
2.Mutual General Releases.

(a)    Releases by the Stockholder Representative. Upon Cardlytics paying all of the cash and issuing all of the shares in full compliance with subsections 1(a) and 1(b) of this Settlement Agreement in accordance with subsection 1(e), the Stockholder Representative, on behalf of itself, its affiliates and representatives, every Company Security Holder, and any person claiming by, through, or for the benefit of any of them, and each of their respective successors and assigns, hereby fully irrevocably, unconditionally, and completely releases, relinquishes, forgives, waives, remises, extinguishes, acquits, and forever discharges Cardlytics and its past and present affiliates, predecessors, successors, assigns, parent companies, subsidiaries, and their respective representatives, and all of their past, present, and future officers, trustees, shareholders, directors, agents, attorneys, financial representatives (including without limitation Ankura and Deloitte), and employees, and their respective successors, assigns, executors, and administrators from any and all claims, counterclaims, demands, reckonings, suits, actions, causes of action, debts, judgments, damages, and liabilities of any kind or nature whatsoever (including attorney’s fees), whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable, that any of the above-described releasors have now or ever had against anyone arising out of or related to the Merger Agreement or the Earnout Payment Amounts, regardless of whether styled in tort, breach of the Merger Agreement, or presented in any other way; provided, however, that claims for breach of the Settlement Agreement shall not be released, including without limitation Cardlytics’s agreement to make the cash payments as described above in subsection 1(c) and 1(d) in accordance with subsection 1(e).
(b)    Releases by Cardlytics. Upon Cardlytics paying all of the cash and issuing all of the shares in full compliance with subsections 1(a) and 1(b) of this Settlement Agreement in accordance with subsection 1(e), Cardlytics, on behalf of itself, its affiliates and representatives, and any person claiming by, through, or for the benefit of any of them, and each of their respective successors and assigns, hereby fully irrevocably, unconditionally, and completely releases, relinquishes, forgives, waives, remises, extinguishes, acquits, and forever discharges the Stockholder Representative and its past and present affiliates, predecessors, successors, assigns, parent companies, subsidiaries, and their respective representatives, and all of their past, present, and future officers, trustees, shareholders, directors, employees, and agents, and all Company Security Holders, advisory committee members (Amit Jain, Joseph Miller, and James Armstrong), attorneys, and financial representatives (including without limitation Alvarez & Marsal), and their respective successors, assigns, executors, and administrators from any and all claims, counterclaims, demands, reckonings, suits, actions, causes of action, debts, judgments, damages, and liabilities of any kind or nature whatsoever (including attorney’s fees), whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable that any of the above-described releasors have now or ever had against anyone arising out of or related to the Merger Agreement or the Earnout Payment Amounts, regardless of whether styled in tort, breach of the Merger Agreement, or presented in any other way; provided, however, that claims for breach of the Settlement Agreement shall not be released.
(c)    The Parties intend that the execution and performance of this Agreement shall be effective as a full and final settlement of, and as a bar to, all claims released pursuant to subsections 2(a) and 2(b) of this Settlement Agreement (together, the “Released Claims”). The Parties covenant and agree that if they hereafter discover facts different from or in addition to the facts that they now know or believe to be true with respect to the subject matter of this Settlement Agreement, it is nevertheless their intention hereby to settle and release fully and finally the Released Claims. The foregoing releases shall be and will remain in effect as releases notwithstanding the discovery of any such different or additional facts. It is expressly understood and agreed by the Parties that the claims released above may and shall be deemed to encompass claims or matters, the nature of which has not yet been discovered. The Parties understand and acknowledge that it is possible that unknown claims exist or that known claims may have been underestimated in amount or severity. The Parties expressly waive all rights under California Civil Code section 1542 and any similar laws. California Civil Code section 1542 provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Parties understand, acknowledge, and agree that this Settlement Agreement may be pled as a full and complete defense to, and used as a basis for an injunction against, any action, suit, or other proceeding that may be instituted, prosecuted, or attempted in breach of this Settlement Agreement.

Exhibit 10.1
3.Termination of Merger Agreement. Upon Cardlytics paying all of the cash and issuing all of the shares in full compliance with subsections 1(a) and 1(b) of this Settlement Agreement in accordance with subsection 1(e), the Merger Agreement shall be terminated, except for section 4.5, section 7.2, and Article 9 of the Merger Agreement, which shall survive and shall not terminate due to this Settlement Agreement.
4.Covenant Not to Sue. The Parties agree not to initiate or pursue, either directly or indirectly, any proceeding, including any proceeding before a court, expert, or arbitrator, in connection with any of the matters released pursuant to section 2 of this Settlement Agreement.
5.No Admission of Liability. Neither this Settlement Agreement nor any of its terms, provisions, or conditions shall be construed as an admission of the presence or absence of liability or wrongdoing.
6.Non-Disparagement. The Parties shall not publicly make any statements regarding the disputes settled herein that malign the opposing party or the positions they asserted with respect to the Earnout Payment Amounts or determination thereof.
7.Choice of Law, Exclusive Jurisdiction, and Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). The Parties agree that any dispute relating hereto shall be resolved exclusively in and by the Delaware Court of Chancery, except to the extent that the Delaware Court of Chancery determines that it lacks subject matter jurisdiction, in which case any such dispute shall be resolved in Delaware state or federal court. In all circumstances, the Parties waive trial by jury with respect to any dispute relating to this Settlement Agreement.
8.Dismissal of Action. Within five (5) days following compliance by Cardlytics with subsection 1(b) of this Settlement Agreement, Cardlytics will dismiss the Action with prejudice.
9.Amit Jain Indemnification. Cardlytics acknowledges and will continue to honor its indemnification obligations to Amit Jain, including but not limited to section 4.5 of the Merger Agreement and any other relevant indemnification provisions. For the avoidance of doubt, Cardlytics will continue to indemnify Amit Jain with respect to any legal fees, costs, or loss required to be paid by Cardlytics pursuant to any such indemnification provisions in connection with the defense of the litigation captioned DailyGobble, Inc. v. Amit Jain, et al., Case No. 22STCV15317 in the Superior Court of the State of California, County of Los Angeles, or any related litigation or claims, and will not change counsel for Amit Jain from his current counsel without Amit Jain’s written consent.
10.Non-Disclosure. SRS agrees not to disclose the Settlement Agreement or its terms until such are publicly disclosed by Cardlytics. Additionally, SRS agrees not to issue any press release or make any public statement to third parties regarding this Settlement Agreement or the matters contemplated herein, except that SRS may disclose to the Company Security Holders (as that term is defined in the Merger Agreement) the fact of this settlement and the dollar and share amounts under this Settlement Agreement.
11.Authority. The undersigned individuals executing this Settlement Agreement on behalf of their respective Parties are authorized to do so and thereby bind the Parties on whose behalf they are executing this Agreement.
12.Entire Agreement. This Settlement Agreement contains the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior understandings, negotiations, and agreements in connection therewith, including but not limited to the Binding Term Sheet. The Parties acknowledge that in entering into this Settlement Agreement they have not relied on any representation, information, statement, communication, or anything else not specifically set forth in this Settlement Agreement. This Settlement Agreement shall not be altered or amended in any manner, except in writing and signed by each of the Parties.
13.Waiver. No breach of any provision hereof can be waived unless done in writing. Waiver of any one breach of this Settlement Agreement shall not be deemed a waiver of any other breach of the same or other provisions hereof. This Settlement Agreement may be amended only by written agreement executed by each of the Parties.

Exhibit 10.1
14.Interpretation. The Parties hereto acknowledge and agree that this Settlement Agreement is the jointly drafted product of arm’s length negotiations between them and that each has been given the opportunity to independently review this Settlement Agreement with legal counsel and agree to the language of the provisions hereof. In the event of an ambiguity in or dispute regarding the interpretation of same, interpretation of this Settlement Agreement shall not be resolved by any rule of interpretation providing for interpretation against the Party who causes the uncertainty or against the draftsman, and all Parties hereto expressly agree that in the event of an ambiguity or dispute regarding the interpretation of this Settlement Agreement, the Settlement Agreement will be interpreted as if each Party hereto participated in the drafting.
15.Counterpart Signatures. This Settlement Agreement may be executed in one or more counterparts, and the Parties may provide each other with facsimile or .pdf copies of all signature pages of this Agreement, together which shall be considered one instrument and shall be considered duplicate originals.
16.Successor and Assigns. This Settlement Agreement shall be binding upon, enforceable against, and inure to the benefit of the Parties hereto and their respective heirs, agents, executors, administrators, liquidators, successors, and assigns.
January 25, 2024

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as representative, agent, and attorney-in-fact of the Company Security Holders	CARDLYTICS, INC.
By: _/s/ Casey McTigue_____ Casey McTigue	By: _/s/ Nick Lynton_________ Nick Lynton
Title: Managing Director	Title: Chief Legal & Privacy Officer